EXHIBIT 1

ARTICLES OF INCORPORATION

ARTICLES OF ASSOCIATION	Filed
OF	Comptroller of The Currency
BOSTON EQUISERVE TRUST COMPANY,	Northeastern District
NATIONAL ASSOCIATION	Date SEP 30 1996

For the purpose of organizing an Association to carry on the business of a limited purpose trust company under the laws of the United States, the undersigned do enter into the following Articles of Association:

FIRST. The title of this Association shall be Boston EquiServe Trust Company, National Association.

SECOND. The Main Office of the Association shall be in the Town of Canton, County of Norfolk, Commonwealth of Massachusetts. The business of the Association will be limited to the operations of a national trust company and to support activities incidental thereto. The Association will not expand or alter its business beyond that stated in this Article Second without the prior approval of the Comptroller of the Currency.

THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each Director shall own common or preferred stock of the Association or of a holding company owning the Association, with an aggregate par, fair market or equity value of not less than $1,000, as of either (i) the date of purchase, (ii) the date the person became a director, or (iii) the date of that person’s most recent election to the Board of Directors, whichever is most recent. Any combination of common or preferred stock of the Association or holding company may be used.

Any vacancy in the Board of Directors may be filled by action of the Board of Directors; provided, however, that a majority of the full Board of Directors may not increase the number of Directors to a number which: (1) exceeds by more than two the number of Directors last elected by shareholders where the number was 15 or less; and (2) exceeds by more than four the number of Directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25.

Terms of Directors, including Directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which Directors are elected, unless the Directors resign or are removed from office. Despite the expiration of a Director’s term, the Director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of Directors and his or her position is eliminated.

FOURTH. There shall be an annual meeting of the shareholders to elect Directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place as the Board of Directors may designate, on the day of each year specified therefore in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of this Association entitled to vote for election of Directors. Nominations other than those made by or on behalf of the existing management shall be made in writing and be delivered or mailed to the president of this Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of Directors; provided, however, that if less than 21 days notice of the meeting is given to the shareholders, such nominations shall be mailed or delivered to the president of this Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: the name and address of each proposed nominee; the principal occupation of each proposed nominee; the total number of shares of capital stock of this Association that will be voted for each proposed nominee; the name and residence address of the notifying shareholder; and the number of shares of capital stock of this Association owned by the notifying shareholder. Nominations not made in accordance herewith may, in his or her discretion, be disregarded by the chairperson of the meeting, and upon his or her instructions, the vote tellers may disregard all votes cast for each such nominee.

FIFTH. The authorized amount of capital stock of this Association shall be 1,000,000 shares of common stock of the par value of one dollar ($1) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of this Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of this Association, whether now or hereafter authorized, or to any obligations convertible into stock of this Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

Transfers of the Association’s capital stock are subject to the prior approval of a federal depository institution regulatory agency. If no other agency approval is required, the Comptroller of the Currency’s approval shall be obtained prior to the transfers. In such cases where the Comptroller of the Currency approval is required, the Comptroller of the Currency will apply the definitions and standards set forth in the Change in Bank Control Act and the Comptroller of the Currency’s implementing regulation (12 U.S.C. 1817(j) and 12 C.F.R. 5.50) to ownership changes in the Association.

This Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

SIXTH. The Board of Directors shall appoint one of its members President of this Association, and one of its members Chairperson of the Board. The Board of Directors shall have the power to appoint one or more Vice Presidents, a Secretary who shall keep the minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of this Association, a Cashier and such other officers and employees as may be required to transact the business of this Association.

The Board of Directors shall have the power to (i) define the duties of the officers, employees and agents of this Association; (ii) delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees and agents of this Association; (iii) fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law; (iv) dismiss officers and employees; (v) require bonds from officers and employees and to fix the penalty thereof; (vi) ratify written policies authorized by this Association’s management of committees of the Board of Directors; (vii) regulate the manner in which any increase of the capital of this Association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of this Association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital; (viii) manage and administer the business and affairs of this Association; (ix) adopt initial By-laws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of this Association; (x) amend or repeal By-laws, except to the extent that the Articles of Association reserve this power in whole or in part to shareholders; (xi) make contracts, and (xii) generally perform all acts that it may be legal for a Board of Directors to perform.

SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of the Town of Canton, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of this Association to any other location, without the approval of the shareholders.

EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

NINTH. The Board of Directors of this Association, or any shareholder owning, in the aggregate, not less than ten percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

TENTH. This Association shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of this Association and each person who is or was serving at the request of this Association as a director, trustee, officer, employee or other agent of another organization or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of this Association who shall not have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of such other organization shall be deemed so to have acted in good faith with respect to the National Trust Company) or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding, shall be paid from time to time by this Association in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the National Trust Company, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such director, officer, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of this Association. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms “director”, “officer”, “employee”, “agent” and “trustee” include their respective executors, administrators and other legal representatives, an “interested” person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a “disinterested” person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened. By action of the board of directors, notwithstanding any interest of the directors in such action, this Association may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of this Association, or is or was serving at the request of this Association as a director, trustee, officer, employee or other agent of another organization or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not this Association would have the power to indemnify him against such liability.

Nothing contained in this Article Tenth shall be construed to (i) allow the indemnification of or insurance coverage for a director, trustee, officer, employee or agent of this Association against expenses, penalties or other payments incurred in an administrative action instituted by an appropriate bank regulatory agency which results in a final order assessing civil money penalties or requires the payment of money to the Association, or (ii) exceed the provisions of Massachusetts General Laws, chapter 156B, section 67, as in effect from time to time.

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

TWELFTH. This Association may be a partner in any business or enterprise which this Association would have power to conduct by itself.

IN WITNESS WHEREOF, we have hereunto set our hands this 20th day of September, 1996.

/s/ A. Edward Allinson
A. Edward Allinson

/s/ Joseph L. Hooley
Joseph L. Hooley

/s/ John R. Towers
John R. Towers

/s/ Edward A. O’Neal
Edward A. O’Neal

/s/ Susannah Swihart
Susannah Swihart

/s/ Joanne E. Nuzzo
Joanne E. Nuzzo

Boston EquiServe Trust Company, N.A.

Shareholder’s Meeting

January 19, 1999

Minutes

Pursuant to notice duly given, a meeting of the shareholders of Boston EquiServe Trust Company, N.A. (the “Trust Company”) was held on January 19, 1999 at 3:00 p.m. (Eastern Time) at its offices located at 150 Royall Street, Canton, Massachusetts.

Attending were Christopher Skaar, Chief Executive Officer of EquiServe Limited Partnership (formerly known as Boston EquiServe Limited Partnership)(“EquiServe”) and Stephen Cesso, Secretary of the Trust Company.

1. Approval of Amendment to Articles of Association. Christopher Skaar, as Chief Executive Officer of EquiServe, the sole shareholder of the Trust Company approved the following amendment to the Articles of Association of the Trust Company to change the name of the Trust Company:

VOTED, that the First Article of the Articles of Association is amended to read:

The title of this Association shall be EquiServe Trust Company, National Association.

The meeting concluded with the approval of the above vote. There being no other items for discussion, the shareholder meeting was adjourned at approximately 3:05 p.m. (Eastern Time).

/s/ Stephen Cesso
Stephen Cesso
Secretary

EquiServe Trust Company, N.A.

VIA FEDERAL EXPRESS

November 22, 2005

Ms. Kathleen M. Cahill

Assistant Deputy Comptroller

The Office of the Comptroller of the Currency

New England Field Office

20 Winthrop Square, Suite 200

Boston, MA 02110

Re: EquiServe Trust Company, N.A.

Dear Ms. Cahill:

This serves as notification to The Office of the Comptroller of the Currency that EquiServe Trust Company, National Association has amended its Articles of Association to change its name to Computershare Trust Company, National Association (the “Trust Company”), effective January 1, 2006. Enclosed are minutes from the Trust Company’s shareholder meeting held on November 17, 2005 at which the Articles of Association were amended to reflect the name change, certified by the Secretary of the Trust Company.

Please let me know if you have any questions or need any additional information.

Very truly yours,

/s/Andrea Manning
Andrea Manning
Assistant Secretary

Enclosure

cc: James Mayhew, Portfolio Manager, OCC (w/encl.)

Stephen Cesso (w/out encl.)

EquiServe Trust Company, N.A., 150 Royall Street, Canton, MA 02021

EquiServe Trust Company, N.A.

Shareholder’s Meeting

November 17, 2005

Minutes

Pursuant to notice duly given, a meeting of the shareholders of EquiServe Trust Company, N.A. (the “Trust Company”) was held on November 17, 2005 at 1:20 p.m. (Eastern Time) at its offices located at 250 Royall Street, Canton, Massachusetts.

Attending were Charles V. Rossi, President of Computershare Shareholder Services, Inc. (formerly known as EquiServe, Inc., formerly known as EquiServe Limited Partnership, hereinafter “CSSI”), Andrea Manning, Assistant Secretary and Stephen Cesso, Secretary of the Trust Company.

1. Approval of Amendment to Articles of Association. Charles V. Rossi, as President of CSSI, the sole shareholder of the Trust Company approved the following amendment to the Articles of Association of the Trust Company to change the name of the Trust Company, to be effective January 1, 2006.

VOTED, that the First Article of the Articles of Association is amended to read:

The title of this Association shall be Computershare Trust Company, National Association.

The meeting concluded with the approval of the above vote. There being no other items for discussion, the shareholder meeting was adjourned at approximately 1:25 p.m. (Eastern Time).

/s/ Stephen Cesso	/s/ Andrea Manning
Stephen Cesso	Andrea Manning
Secretary	Assistant Secretary